Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2007, except for paragraph 3 in footnote 3 as to which the date is March 26, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R) on January 1, 2006) accompanying the consolidated financial statements included in the 2006 Annual Report of MEDecision, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of MEDecision, Inc. and Subsidiaries on Form S-8 (File No. 333-139489, effective December 19, 2006).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 26, 2007